UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2010

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas	75251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 15, 2010, EXCO Holding (PA), Inc. (“EXCOPA”), a wholly owned subsidiary of EXCO Resources, Inc. (“EXCO”), entered into an asset purchase agreement (the “Purchase Agreement”) to purchase oil and natural gas properties primarily prospective for the Marcellus shale (the “Purchased Assets”) from Chief Oil & Gas LLC, Chief Exploration & Development LLC and Radler 2000 Limited Partnership (“Sellers”) for approximately $459.4 million, subject to customary post-closing purchase price adjustments. The Purchased Assets include 15 producing wells with an aggregate gross production of 40 Mmcf of natural gas per day as of November 2010, 11 wells awaiting completion and over 50,000 net acres prospective for Marcellus shale development in Pennsylvania. The Purchased Assets are located within the area of mutual interest established by EXCO’s Appalachia joint venture (the “Appalachia JV”) with BG Group, plc (“BG Group”). BG Group will have the opportunity to purchase 50% of the Purchased Assets. Should BG Group elect to participate, the development of the Purchased Assets would be governed by the Appalachia JV.

The Purchase Agreement contains customary representations, warranties, covenants and post-closing conditions for transactions of this nature. Sellers have also agreed to indemnify EXCOPA after the closing, subject to customary exceptions, limitations, and caps, against liabilities related to, among other things, any breach by Sellers of their representations, warranties, covenants and agreements contained in the Purchase Agreement. The acquisition closed on December 15, 2010, with the purchase price, assignment documents and certain other closing documents being deposited into escrow pending receipt of a waiver from a third party. If the waiver has not been obtained by December 31, 2010, Sellers may elect to extend the escrow period to January 14, 2011 at which time EXCOPA can terminate and unwind the transaction if the waiver has not been obtained. Sellers will continue to operate the assets and provide other transition services through January 31, 2011. The transaction has an economic effective date of July 1, 2010. The purchase price delivered at closing was financed with borrowings under EXCO’s credit agreement.

Except for its remedy for a breach of Sellers’ special warranty of title under the assignment of the Purchased Assets at closing, EXCOPA’s exclusive remedy for title matters and environmental matters, with certain exceptions, will be handled through a title or environmental defect mechanism. EXCOPA must give Sellers notice of any title or environmental defects no later than February 28, 2011. Unless the parties otherwise agree, uncured title and environmental defects that are not in dispute will result in a downward adjustment to the purchase price if the value of all title and environmental defects exceed applicable threshold amounts and in that case only to the extent that such defects exceed a lower deductible amount. Disputed title or environmental defects will be submitted to binding arbitration.

Item 2.01	Completion of Acquisition or Disposition of Assets.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC.

By:	/S/ J. DOUGLAS RAMSEY
Name:	J. Douglas Ramsey, Ph.D.
Title:	Vice President – Finance

Date: December 21, 2010